AGREEMENT FOR PURCHASE AND SALE OF CAPITAL STOCK

between

MEDALLION ELECTRIC ACQUISITION CORPORATION,

a Florida corporation

and

RONALD MASARACCHIO,

an individual

Dated as of December 22, 2006

AGREEMENT FOR PURCHASE AND SALE OF CAPITAL STOCK

THIS AGREEMENT FOR PURCHASE AND SALE OF CAPITAL STOCK (the "Agreement") is made by and among MEDALLION ELECTRIC ACQUISITION CORPORATION, a Florida corporation (the "Buyer"), and RONALD MASARACCHIO, an individual residing in Florida (the "Seller").

BACKGROUND INFORMATION

A. Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Medallion Electric, Inc. (the "Company"), a Florida corporation operating a residential electrical contractor business now being conducted at 3700 NW 124th Avenue, Suite 114, City of Coral Springs, State of Florida under the name of Medallion Electric, Inc. (the "Business").

B. This Agreement contemplates a transaction in which the Buyer will purchase the Shares in return for the consideration provided for herein.

ARTICLE I

BASIC AGREEMENT PROVISIONS AND DEFINITIONS

1.1 Basic Provisions.

a. Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Shares at the Closing for the consideration specified in this Section 1.1.

b. Purchase Price. The purchase price for the Buyer's acquisition of the Shares (the "Purchase Price") is an amount equal to the sum of (i) Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), as paid pursuant to Section 2.1 below and subject to the adjustments in Section 2.2 below (the "Initial Purchase Price"), and (ii) the Earnout Payment (as defined herein).

c. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 2:00 p.m. local time on the earlier of: (i) the date seven (7) business days after the Buyer provides written notice ("Buyer's Closing Notice") to the Seller that all of the conditions to consummate the transactions contemplated hereby have been satisfied or waived, or (ii) sixty (60) days after the Effective Date (as defined herein) of this Agreement (the "Closing Date"), at a location to be specified by the Seller within a fifty (50) mile radius of the Business, or at such other place, time or date as the parties hereto may mutually agree.

d. Inspection Period. The Buyer shall have a period commencing on the Effective Date (as defined herein) and terminating sixty (60) days from the Effective Date (the "Inspection Period"), within which to perform physical, financial and market feasibility examinations, inspections and studies of the Business, as more specifically set forth in Article III of this Agreement.

1.2 Definitions. The following capitalized words and terms contained in this Section 1.2 shall have the following respective meanings in this Agreement. The meanings of such words and terms are qualified by their definitions or usage elsewhere in this Agreement.

a. "Accounts Receivable" means (i) all trade accounts receivable and other rights to payment from customers of Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of products sold or services rendered to customers of Company, and (ii) any claim, remedy or other right related to any of the foregoing.

b. "Affiliate" means any entity that directly or indirectly controls, or is under common control with, or is controlled by the Buyer. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise).

c. "Business" has the meaning set forth in the Background Information of this Agreement and includes the Company Assets.

d. "Business Records" means originals (or copies) of all files, correspondence, invoices and other business records used in or necessary for the operation of the Business, including but not limited to, price lists, customer lists, sales records, sales correspondence, credit records, purchase orders, sales orders, and data respecting product returns, failures, defects and quality control.

e. "Buyer's Closing Notice" has the meaning set forth in Section 1.1.c. of this Agreement.

f. "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

g. "Claim" or "Claims" has the meaning set forth in Section 11.1 of this Agreement.

h. "Closing" has the meaning set forth in Section 1.1.c. of this Agreement.

i. "Closing Date" has the meaning set forth in Section 1.1.c. of this Agreement.

j. "Closing Date Financial Statements" means the financial statements of the Company to be provided to the Buyer by the Seller as set forth in Section 4.5.b. of this Agreement.

k. "Company" has the meaning set forth in the Background Information of this Agreement.

l. "Company Assets" shall mean all assets, rights and properties owned by Company and/or the Seller as used in or necessary for the operation of the Business, of every type and character, tangible and intangible, known and unknown, wherever located, and whether now existing or hereafter acquired, including, but not limited to Inventory, Accounts Receivable, Fixed Assets, Business Records, Company Contracts, Intangible Property, Permits, Proprietary Rights, and Work in Process, except for the Excluded Assets.

m. "Company Contracts" means all contracts, agreements, commitments, franchise agreements, obligations, leases, insurance policies, arrangements or understandings, written or oral, pertaining to the operation of the Business, and listed or described on Schedule 1.2. m. attached hereto.

n. "Customer Orders" has the meaning set forth in Section 2.2.c. of this Agreement.

o. "Debt" means (i) indebtedness or liability for borrowed money or for the deferred purchase price of property or services (including trade obligations); (ii) obligations as lessee under Capital Leases; (iii) current liabilities in respect of unfunded vested benefits under any benefit plan; (iv) obligations under letters of credit; (v) all obligations arising under any promissory notes; and (vi) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person, or otherwise to assure a creditor against loss.

p. "Earnout Agreement" means that certain agreement between Seller and Buyer, in the form attached hereto as Exhibit 1, providing for the payment of the Earnout Payment.

q. "Earnout Payment" means the portion of the Purchase Price that shall be paid based upon the performance of the Business from October 1, 2006 to September 30, 2009, as provided in the Earnout Agreement.

r. "Effective Date" has the meaning set forth in Section 12.1 of this Agreement.

s. "Environmental Laws" has the meaning set forth in Section 6.1.j.[2]1) of this Agreement.

t. "Excluded Assets" means those assets, rights and properties owned by Company and not to be acquired by the Buyer hereunder, as specifically set forth on Schedule 1.2.t. attached hereto.

u. "Financial Statements" means the financial statements of the Company delivered to the Buyer by the Seller as specifically set forth in Section 7.1.g. of this Agreement.

v. "Fixed Assets" means all machinery and equipment, attachments and parts therefor, automobiles, trucks, tractors, trailers, vans, or other vehicles, tools, furniture, leasehold improvements, fixtures, shop supplies, office supplies, computer software, and all other tangible personal property of every kind and nature (other than the Inventory) owned by Company and/or Shareholder and used in or necessary for the operation of the Business, including but not limited to those assets listed on Schedule 1.2.v. hereto (the "Fixed Assets")

w. "GAAP means Generally Accepted Accounting Principals.

x. "Hazardous Substances" has the meaning set forth in Section 6.1.j.[2]2) Agreement.

y. "Initial Purchase Price" has the meaning set forth in Sections 1.1.b.

z. "Inspection Period" has the meaning set forth in Section 1.1.c. of this Agreement.

aa. "Intangible Property" means all intangible property of Company, including but not limited to customer deposits, utility deposits, equipment deposits, security deposits, lease deposits or other deposits, claims, causes of action, choses in action, prepayments, refunds, rights of recovery, rights of set off, rights of recoupment and any goodwill associated with the Business.

bb "Inventory" means all inventory and stock-in-trade of Products owned by Company on the Closing Date, wherever located (including inventory owned by Company in the possession of manufacturers, suppliers or others or in transit).

cc. "Liens" has the meaning set forth in section 6.1.f. of this Agreement.

dd. "Permits" all licenses, permits, franchises (including applications therefor), approvals, orders, registrations, certificates, variances and similar rights obtained from governments, governmental agencies and others.

ee. "Phase I Assessment" has the meaning set forth in Section 7.1.f. of this Agreement.

ff. "Phase II Investigation" has the meaning set forth in Section 7.1.f. of this Agreement.

gg. "Proprietary Rights" means all right, title and interest of Company in and to all advertising materials, logos, processes, technology, know-how, trade secrets and other proprietary information, copyrights, tradenames, corporate names, trademarks, service marks, including all adaptations, derivations, and combinations thereof and including all goodwill associated therewith, owned by Company or used in or necessary for the operation of the Business, including all applications, registrations, and renewals in connection with any of same. The aboveshall include but not be limited to the name Medallion Electric, Inc., telephone numbers and facsimile numbers, web pages and Internet sites, e-mail addresses and domain names, used in the Business or reserved by the Company or any Shareholder, and any other assets listed on Schedule 1.2.gg. hereto.

hh. "Purchase Price" has the meaning set forth in Section 1.1.b of this Agreement.

ii. "Real Property Lease" means the lease agreement between the Company and Coral Springs Commercial Park, LLC, for the real property located at 3700 NW 124th Avenue, Suite 114, Coral Springs, Florida 33605.

jj. [intentionally left blank]

kk. "Shares" has the meaning set forth in the Background Information of this Agreement.

ll. "Termination Date" means the date of termination of this Agreement by Buyer in accordance with the provisions of Section 3.3 of this Agreement.

mm. "Termination Notice" means the Buyer's notice of termination of this Agreement in accordance with the provisions of Section 3.3 of this Agreement.

nn. "Third Party Consents" has the meaning set forth in Section 8.1.c. of this Agreement.

oo. "Work in Process" means any work in process on customer orders and profit generated from such work in process, including, but not limited to unprocessed raw materials, work in process and finished product as listed on a schedule to be provided by Seller prior to Closing pursuant to Section 4.5.a. below.

ARTICLE II

PAYMENT OF PURCHASE PRICE

2.1 Payment of Purchase Price. The purchase price (the "Purchase Price") to be paid by the Buyer shall be $2,500,000.00, subject to the adjustments in Section 2.2, plus the Earnout Payment (as defined below) and shall be paid to the Seller as indicated below.

a. Payment Upon Closing. The Buyer shall pay to the Seller, by cashier's check or wire transfer of immediately available funds, an amount equal to $1,500,000.00 upon Closing;

b. Payment Six Months After Closing. At the Closing, the Buyer shall deliver to the Seller a non-interest bearing promissory note (the "Promissory Note") providing for payment, by cashier's check or wire transfer of immediately available funds, an amount equal to $1,000,000.00 on the six (6) month anniversary of the Closing (the "Deferred Purchase Price Payment"). The Deferred Purchase Price Payment shall be secured by a blanket lien in the assets of the Company (the "Security Agreement") perfected under Article 9 of the Uniform Commercial Code; provided, however, the Seller's security interest in the assets of the Company shall be junior to the Buyer's senior lender's security interest in the assets of the Company and subject to any standstill provisions that my be required by the senior lender (the "Subordination Agreement").

c. Earnout Payment. Buyer shall pay to the Seller payments (the "Earnout Payment") based on the gross profits each year for three years after Closing pursuant to the terms of that certain Earnout Agreement (as defined in Section 8.1.m below).

2.2 Adjustments to Purchase Price. The Purchase Price shall be subject to the following adjustments:

a. Agreed Working Capital at Closing. Buyer acknowledges that customary dividends and distributions will be made by the Company to its shareholders between the Effective Date of this Agreement and the date of the Closing; provided, however, that the Company will maintain an agreed working capital amount of $800,000.00 as of Closing (the "Agreed Net Working Capital"). To the extent that the "Closing Net Working Capital" (as defined below) exceeds $800,000.00, such excess shall be added to the amount of the Purchase Price to be paid at Closing and, to the extent that the Closing Net Working Capital is less than $800,000.00, the amount by which the Closing Net Working Capital is less than $800,000.00 shall be subtracted from the amount of the Purchase Price to be paid at Closing. For purposes of this Section 2.2(a), the "Closing Net Working Capital" shall be defined and calculated as of Closing as the "accounts receivable" (net of reserves) less the sum of (i) the "accounts payable" and (ii) the "accrued expenses" as such amounts are determined in accordance with Generally Accepted Accounting Principles ("GAAP").

ARTICLE III

INSPECTION PERIOD

3.1 Inspections. During the Inspection Period, the Buyer has the right to conduct such physical, financial and market feasibility examinations, inspections and studies of the Business as may be desirable to Buyer to determine the feasibility of the Buyer's acquisition of the Business.

3.2 Seller's Cooperation. The Seller shall cooperate with the Buyer, at no expense to Seller, in Buyer's fulfillment of the foregoing inspections including, without limitation, signing such authorizations, applications and other documents as are reasonably required to permit the Buyer to exercise its rights under this Article III. The Seller agrees to reasonably cooperate with Buyer in making available to Buyer, upon Buyer's reasonable request, all books, documents, records and other documents and materials in its possession or in the possession of Seller, its agents, attorneys or consultants.

3.3 Termination by Buyer. In the event that the Buyer is not satisfied, in its sole discretion, with the results of Buyer's inspections, examinations, investigations and studies, or if for any reason whatsoever the Buyer desires to terminate this Agreement, the Buyer shall have the right to do so. If Buyer elects to terminate this Agreement pursuant to this Article III, the Buyer must give the Seller written notice of such termination (the "Termination Notice") prior to expiration of the Inspection Period. For purposes of this Section 3.3, this Agreement will be terminated as of the date of delivery of the Termination Notice (the "Termination Date"), and the parties hereto will have no further rights or obligations hereunder except as to the terms of Article IX (Publicity/Confidentiality).

ARTICLE IV

CLOSING

4.1 Closing Date. The consummation of the transactions contemplated by this Agreement shall take place at the Closing as provided in Section 1.1.c.

4.2 Satisfaction of Debt.

a. Satisfaction of Debt. Seller shall satisfy all Debt of the Company, other than the "accounts payable" and the "accrued expenses" of the Company, as such amounts are determined in accordance with GAAP.

b. Use of Cash to Satisfy Liabilities or Liens. Any part of the cash portion of the Purchase Price paid by Buyer at the Closing may be used by Seller to satisfy Liens identified in Schedule 6.1.f. hereto, other than Permitted Liens, and to assure the Buyer that all material liabilities of the Company have been satisfied, other than the "accounts payable" and the "accrued expenses" of the Company, as such amounts are determined in accordance with GAAP.

4.3 Prorations Taxes, Rents and Licenses. All tangible real and personal property taxes or assessments chargeable for the calendar year of Closing with respect to any of the Company Assets, rents and the unexpired cost of any transferable licenses, shall be prorated as of the Closing Date. If the amount of such taxes and assessments for the current year cannot be ascertained, rates, millages and assessed valuations of the previous year, with known changes, shall be used and such taxes and assessments shall be re-prorated and readjusted upon the request of either party after the tax bill for the year of Closing is received.

4.4 Employees. Immediately prior to the Closing Date, the Company shall pay any salaries, accrued vacation, bonuses, sick leave or other fringe benefits or remuneration arising out of any employment relationship that are accrued or due to the Company's employees, including any such amounts due to Ronald Masaracchio or Matthew Masaracchiom or otherwise include them as an "accrued expense" in the calculation of Closing Net Working Capital. The Seller has delivered to the Buyer a list of all of the Company's employees and the annual compensation currently paid to each such employee, attached hereto as Schedule 4.4.

4.5 Deliveries at the Closing. At the Closing, the Seller shall deliver to the Buyer (a) though (g) below and the Buyer shall deliver (h) to the Seller below:

a. Schedules Concerning Customer Related Contracts. A detailed schedule listing or describing all Accounts Receivable, Work in Process, Customer Orders, Accounts Payable, and Accrued Expenses existing as of the Closing Date;

b. Closing Date Financial Statements. Quarterly, monthly, and partial monthly Financial Statements, as applicable, for periods ended subsequent to the Effective Date of this Agreement (the "Closing Date Financial Statements") and not otherwise provided to Buyer pursuant to Section 6.1.d.[1];

c. Termination Statements. An agreement of release from each of the Seller's creditors who have a security interest in any of the Company Assets and a termination statement with respect thereto;

d. Conveyance Documents. Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), by the Seller for transfer to Buyer, and such conveyances, assignments, agreements and other documents, in form and substance satisfactory to Buyer's counsel, as may be reasonably requested by Buyer's counsel to effect the sale and transfer of the Shares and to consummate the transactions contemplated by this Agreement and such other deliveries specified in or contemplated by this Agreement;

e. Third Party Consents. All Third Party Consents which the Seller is obligated to obtain under the terms of this Agreement;

f. Related Agreements. The related agreements and documents contemplated under Section 8.1. of this Agreement;

g. Seller's Certificate. A certificate of the Seller, certifying as to the satisfaction of all conditions precedent to Buyer's obligations to consummate the transactions contemplated under this Agreement;

h. Related Agreements - Seller. The related agreements and documents contemplated under Section 8.2. of this Agreement;

When all such deliveries have been completed, Buyer shall deliver to Seller a cashier's check or effectuate a wire transfer of funds in accordance with Section 4.1 hereof.

ARTICLE V

FAILURE TO CLOSE

5.1 Failure of Conditions Precedent. If the conditions precedent of Section 8.1 have not been fulfilled by the Seller or waived by the Buyer, then the Buyer shall be relieved of all obligations under this Agreement, except for the obligations of Buyer under Article IX (Publicity/Confidentiality).

5.2 Buyer's Failure to Close. If the Buyer has received the Third Party Consents and the remaining conditions of Section 8.1 have been fulfilled by the Seller or waived by the Buyer, and Buyer fails to close, both Buyer and Seller shall be relieved of all obligations under this Agreement, except for the obligations of Buyer under Article IX (Publicity/Confidentiality).

5.3 Seller's Failure to Close. If the Closing is not timely consummated as a result of the Buyer's determination that a condition precedent has not been met, to be memorialized by notice furnished to the Seller on or prior to the Closing Date, or the Seller has not been able to fulfill all of the Seller's obligations as set forth in this Agreement, then the Buyer may not bring suit for damages, so long as the good faith and diligence in attempting to fulfill its obligations.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties by Seller. To induce Buyer to enter into this Agreement, and to close the transactions contemplated by this Agreement, Seller represents and warrants as follows:

a. Organization and Standing of Company. Company is a corporation duly organized, validly existing and in good standing under the laws of the state in which the Business is being conducted, and has all requisite power and authority to own, operate and carry on the Business as now being conducted. The nature of the operations of the Business does not require the Company to be licensed to do business or to qualify as a foreign corporation in any other jurisdiction. Seller has previously delivered to Buyer correct and complete copies of Company's Articles of Incorporation and By-Laws as in effect on the Effective Date, and will make available to Buyer upon request the Company's minute books in existence from the date of incorporation through the Effective Date, which all material transactions affecting Seller have been authorized by required board or shareholder action, together with such other documents within the Seller's or the Company's possession as Buyer shall reasonably request. None of the resolutions or written actions contained in such minute books have been amended or rescinded and all are in full force and effect on the Effective Date.

b. Subsidiaries. Company owns no shares of capital stock or other equity interest in any corporation, partnership, joint venture or other business organization or enterprise in any way, directly or indirectly, which does business with or is associated with the Business.

c. Authorization. The execution, delivery and performance of this Agreement by Seller and his consummation of the transactions contemplated hereby have been duly authorized by the Seller, which authorization and approval constitutes all authorization necessary on the part of Seller. The execution, delivery and performance of this Agreement do not and will not violate or result in a breach or give rise to any right of termination or acceleration under any provision of any obligation, agreement, instrument or other document to which the Company or the Seller is a party or by which the Company or the Seller is otherwise bound, or any order or judgment of any court or governmental authority having jurisdiction over the Company or the Seller or any of their assets, and will not violate any provisions of the Company's Articles of Incorporation or By-Laws. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

d. Financial and Operating Information.

[1] Financial Statements. The Financial Statements, when delivered on the Financial Statement Delivery Date (as defined in Section 7.1(g) below), and on the Closing Date, shall be complete and correct, in each case certified as to accuracy and completeness by the President of the Company. The Financial Statements, on the Financial Statement Delivery Date and on the Closing Date, shall be prepared in accordance with GAAP and are complete and consistent with the books and records of the Company and present fairly the financial condition and results of operations as of the respective dates thereof and the respective periods then ended.

[2] Closing Date Financial Statements. On the Closing Date, the Seller shall provide to the Buyer the Closing Date Financial Statements. The Closing Date Financial Statements shall be accurate and complete as of the Closing Date.

e. No Material Change in Business. At all relevant times prior to the Effective Date of this Agreement including, without limitation, during all times subsequent to the first day of the period covered by the Financial Statements, the Business has been operated in the ordinary course and there has been no material adverse change in, or event or state of facts which has affected or may affect, materially and adversely, the condition (financial or otherwise) of the assets, liabilities, earnings, or operations of the Business.

f. Assets for Business; Condition and Complete Maintenance; Title.

[1] The Company Assets include all of the assets of every kind and character used in the operation of the Business as presently conducted, except as specifically excluded on Schedule 6.1.f. The Fixed Assets have been maintained in good condition and repair, subject to normal wear and tear which does not materially adversely affect their use in the operation of the Business as presently conducted, and are suitable for their intended uses. The Company has good and marketable title to all of the Company Assets, free and clear of all liens, assignments, security interests, claims, mortgages, encumbrances or charges of any kind or nature except as (and in the amounts) specifically listed on Schedule 6.1.f. hereto ("Permitted Liens"), and Seller has delivered to Buyer copies of all notes, loan agreements, security agreements, financing statements and other documents relating to any such Liens. On the Closing Date, the Company Assets will be free and clear of all Liens, except the Permitted Liens.

[2] The Company has received no notice of any building, fire or zoning violations or violations, with respect to the Real Property and/or the Business, of any applicable laws, regulations, codes, ordinances and orders of public authorities having jurisdiction with regard to the Real Property and/or the Business.

g. Inventory. The Inventory, if any, is in good condition, meets the current quality control standards of the Company, is not in excess of net realizable value, and is saleable in the ordinary course of business.

h. Accounts Receivable. All Accounts Receivable that are reflected on the schedule to be provided by Seller prior to Closing pursuant to Section 4.5.a. below or on the accounting records of Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Company in the ordinary course of business. The Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements or the Closing Date Financial Statements (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Financial Statements represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Company, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such account receivable and each of the Accounts Receivable either has been or will be collected in full, without any setoff, within one hundred and twenty (120) days after the day on which it first becomes due and payable.

i. Contracts. Company does not have any Contracts, except those listed and described in Schedule 1.2.m, all of which were made in the usual and ordinary course of business. Seller has delivered to Buyer correct and complete copies of all of the Company's Contracts that are in written form, and Schedule 1.2.m. contains a correct and complete description of any Contracts of the Company that are not in written form. Company has fulfilled, or taken all action necessary to enable it to fulfill when due, all material obligations under the Contracts. There has not occurred any material breach or default, or any event which with the lapse of time or the election of any person, or both, will become a material breach or default, under any Contract, and all Contracts are legal, valid and binding and in full force and effect.

j. Litigation. Except as disclosed on Schedule 6.1.j. hereto, there are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of Seller and the Company, threatened against or affecting Company or the Business before any foreign, federal, state, local or other court, governmental authority or agency. The Company is not in any violation of any order or judgment of any court or governmental authority with respect to the Business, and there is no order, decree or judgment of any kind in existence enjoining or restraining Company, or any of its officers or employees from taking any action of any kind with respect to the Business, or requiring Company, or any of its officers or employees to take, any action of any kind with respect to the Business.

k. Compliance with Laws.

[1] The Company has materially complied with all applicable laws and regulations of foreign, federal, state, local and other court and/or governmental authorities and agencies which affect the Company Assets. In particular, but without limiting the generality of the foregoing, neither Company nor its officers or employees have materially violated the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976 or any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting the employment of aliens, employee health and safety or the environment (collectively, the "Acts"). Neither Seller nor the Company have ever received a notice or been made aware of any charge asserting any violation of any of the Acts.

[2] The Seller represents that neither Company nor any of its officers, employees, agents or affiliates has ever used or stored Hazardous Substances (as defined herein) on the Real Property. For purposes of this Agreement, "Hazardous Substances" shall mean and include those elements or compounds which are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency (EPA) and the list of toxic pollutants designated by the United States Congress or the EPA or defined by any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material as now or at any time hereunder in effect.

[3] The Company has filed all reports required to be filed by it with any governmental, regulatory or administrative agency.

[4] The Company has obtained and currently holds an occupational license to engage in business at the Real Property.

l. Taxes. Company has correctly prepared and filed all required tax and information returns and reports relating to its operational results and the Company Assets, and all taxes, fees, assessments or other governmental charges, withholdings of any nature, including sales or use taxes and taxes required to be withheld from or paid in respect of employees' salaries, have been paid in all taxing jurisdictions in which the conduct of the Business or the ownership of the Company Assets subjects Company to any taxes, fees, assessments or other governmental charges. The Seller has delivered to the Buyer complete and accurate copies of Company's federal and state income tax returns, and any amendments thereto, for each of the three (3) tax years immediately prior to the Effective Date of this Agreement.

m. Service Warranties. Schedule 6.1.m. hereto accurately describes all service warranties issued by Company. Service claims for the Company's most recently completed fiscal year did not exceed 2% of the Company's revenues for the Company's most recently completed fiscal year.

n. Trademarks and Infringement. The Company is the sole and exclusive owner of, and has the sole exclusive right to use, all Proprietary Rights used in the operation of the Business, all of which are listed on Schedule 1.2.gg. hereto. The Proprietary Rights are valid and enforceable and are free and clear of any liens, charges, encumbrances, or claims of any nature. To the best of Seller's knowledge, none of the Proprietary Rights nor the operation of the Business infringes upon the proprietary rights of others, and no claims of such infringement have been made or are pending; and there is no basis for any such claims.

o. Licenses. The Company has obtained, and maintains in a current condition, all required licenses and permits to operate the Business, and operates the Business and markets the Products in accordance with all required governmental licensing laws and regulations.

p. Insurance. Set forth in Schedule 6.1.p. hereto is a list of all insurance policies owned by the Company which apply to the Business, including the name of the insurer, the risk insured against, the limits of coverage and the deductible amount (if any). All insurance policies listed on Schedule 6.1.p. are (i) valid, outstanding and enforceable, and (ii) are sufficient for compliance with all applicable legal requirements of the Company and the Shareholder in connection with the Business. In addition, for each policy of insurance listed on Schedule 6.1.p., Company has paid all premiums due and given notice to the insurer of all claims that may be insured thereby.

q Customers and Suppliers. Except as otherwise set forth on Schedule 6.1.q. , there is no customer that has accounted for more than 10% of the Company's sales during any of the three (3) fiscal years preceding the Effective Date of this Agreement. Set forth on Schedule 6.1.q. hereto is a list of the ten suppliers with whom Company has had the greatest dollar volume of business during the 12 month period prior to the Effective Date, together with estimated volumes. Neither Seller nor the Company have any present reason to believe that any such supplier is not likely to continue to maintain its relationships with the Business following the Closing Date.

r. Affiliated Transactions. Except as set forth on Schedule 6.1.r. attached hereto, neither the Shareholder nor any person related by blood or marriage to them or any entity in which the Shareholder own any material beneficial interest, is a party to any agreement, contract, commitment or transaction with Company relating to the Business or has any interest in any property used by Company in connection with the Business.

s. Employee Benefit Plans. Company has no employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), no employee welfare benefit plan (as defined in Section 3(1) of ERISA) and no nonqualified employee benefit plan, program or fringe benefit covering any employee of the Business other than as described in Schedule 6.1.s. hereto. There are no multi-employer plans covering any employee of the Business and there is no current multi-employer plan withdrawal liability with respect to any employees.

t. Labor Matters. Since the inception of the Business, no work stoppage by employees of Company engaged in the Business has occurred and, to the knowledge of Seller and the Company, none is threatened. There are no charges pending before any governmental or regulatory agency or authority against Company for unfair labor practices with respect to employees of the Business and, to the best knowledge of Seller and the Company, none is threatened. There are no pending labor negotiations with or union organization efforts by any employees of the Business or with any union representing or attempting to represent any employees of the Business. The Company has never received notice of any grievances by employees of the Business that have not been resolved. To the best knowledge of Seller and the Company, other than immediate family members of the Shareholder, no key employee or agent or group of employees or agents of Company has any plans to terminate his, her or its employment by or agency with the Company or, following the Closing Date, by or with the Buyer.

u. Absence of Undisclosed Liabilities. Except as and to the extent liabilities are specifically reflected on the Financial Statements, to the best knowledge of Seller and the Company, Company has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, except customary liabilities and obligations arising out of transactions in the ordinary course of business prior to the Effective Date of this Agreement, and neither Seller nor the Company know or have any reason to know of any basis for the assertion of any such liability or obligation. As of the Closing Date, Company will not have any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, known to Company, whether due or to become due) except (i) liabilities or obligations expressly set forth on the latest balance sheet included in the Financial Statements or incurred since the date of the latest balance sheet included in the Financial Statements in the ordinary course of business and not in excess of customary amounts, and (ii) liabilities and obligations specifically disclosed on the Schedules attached hereto.

v. Disclosure. Neither this Agreement, including all Schedules attached hereto, nor any other document, certificate or statement furnished to the Buyer by or on behalf of the Seller or the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading; and there is no fact which materially adversely affects, or, to the best of the Seller's knowledge, in the future may (so far as the Seller or the Company can now reasonably foresee) materially adversely affect the assets, business, operations or prospects of the Company which has not been set forth herein or in a schedule or statement furnished to the Buyer.

w. Capitalization. The authorized equity securities of the Company consist of one thousand (1,000) shares of common stock, par value $1.00 per share, of which two hundred and fifty (250) shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of all of the Shares, free and clear of all any liabilities, obligations, claims, liens or encumbrances. No legend or other reference to any purported encumbrance appears upon any certificate representing equity securities of the Company. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company holds no shares of its capital stock in its treasury (any such shares having been returned to the status of authorized but unissued shares) and the Shares have been duly authorized and validly issued and are fully paid and non-assessable. On the date hereof, there are, and on the Closing Date there will be, no outstanding rights, options, warrants, conversion privileges or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, the Company of any shares of its capital stock and no authorization therefor has been given.

6.2 Buyer's Representations and Warranties. To induce Seller to enter into this Agreement, and to Close the transactions contemplated by this Agreement, Buyer represents and warrants as follows:

a. Organization and Standing of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority, and all contract rights, to own its assets and to carry on and engage in its business affairs as now conducted. As of the Closing Date, the Buyer will be qualified or licensed as a foreign corporation to do business in the state in which the Business is being conducted.

b. Authorization. When executed and delivered by the Buyer, this Agreement will constitute a valid and binding obligation of the Buyer, enforceable in accordance with its terms.

c. Consent. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of the Buyer is required in connection with the execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby, except as shall have been duly taken or effected prior to the Closing.

d. Litigation. There is no action, proceeding or investigation pending or threatened at the present time, or, to the knowledge of the Buyer, any potential action, proceeding or investigation which might result in a material adverse change in the assets, business, operations or prospects of the Buyer, or in any manner impair the right or ability of the Buyer to carry on its business as now conducted or as proposed to be conducted, or impose any material liability on the part of the Buyer, or which questions the validity of this Agreement or of any action taken or to be taken in connection with the transactions contemplated hereby.

ARTICLE VII

AGREEMENTS PENDING THE CLOSING

7.1 Agreements Pending the Closing. Between the Effective Date and the Closing Date, Seller and the Company agree that:

a. Conduct of Business. Company will operate the Business in the ordinary and usual course and only in that manner. Without limiting the generality of such obligation, Seller and the Company further agree that, without the prior written consent of Buyer, which consent shall not be arbitrarily withheld:

[1] the current compensation of any employee of Company currently earning annual compensation of more than $20,000 shall not be increased;

[2] Company shall maintain its present insurance coverage in respect of the Company Assets;

[3] no employment, consulting or other similar agreement not containing a 30 day or less termination right by the Company shall be entered into by Company;

[4] Company shall not make any expenditure for Fixed Assets in excess of $5,000 for any single item, or enter into any lease having an annual rental in excess of $5,000; provided, further, that the combined aggregate amount for all such expenditures and annual rental expenses shall not exceed $25,000; and

[5] no change of a material nature shall be made in Company's accounting procedures, methods, policies or practices or the manner in which it maintains its records.

b. Books and Records. At all reasonable times prior to the Closing Date, including after expiration of the Inspection Period, Company shall allow Buyer's employees, representatives, attorneys and accountants reasonable access to the records, files, books of account, correspondence and properties (including access to the premises) pertaining to the operations and affairs of the Business. Company covenants that its representatives and agents will cooperate with Buyer and its representatives and agents in making available any information on accounting matters that may reasonably be required relating to the operations and affairs of the Business.

c. Maintenance. Company will maintain all of the Company Assets in substantially their present condition, normal wear and tear being excepted.

d. No Negotiation with Third Parties. For a period of sixty (60) days after the Effective Date of this Agreement (the "No Shop Period"), Seller and the Company agree that neither Seller, the Company nor any of Seller's or the Company's agents or representatives shall, directly or indirectly, take any action to encourage, solicit, initiate, engage or otherwise facilitate the submission by a third party of, or negotiate or enter into any agreement with a third party with respect to, a proposal (an "Acquisition Proposal") to acquire, directly or indirectly, any of the Company Assets or the capital stock of the Company (excluding sales of inventory in the ordinary course of business). Upon receipt of any Acquisition Proposal, the Company will promptly advise the Buyer of such and provide the Buyer with copies of all materials received from third parties related thereto. If (i) the Seller or Company breaches the "No Shop" provision provided in this Section 9.1(d) or (ii) it is discovered through subsequent investigation by Buyer or its representative that either written or verbal communications took place during the No Shop Period between the Seller, the Company or any of Seller's or the Company's agents or representatives acting with the Seller's or the Company's authority and instruction, and another party relating to a proposed transaction between the Seller and that party, and such transaction is ultimately consummated, then immediately upon the closing of such transaction or after discovery of such a violation, the Corporation will pay to buyer or its representative all of the reasonable out-of-pocket expenses incurred in connection with this Agreement, including the fees and expenses of counsel, the total sum of which shall not exceed $100,000. This amount will serve as the exclusive and sole remedy to Buyer under this Agreement in the event of a breach by the Seller or the Company of this Section 9.1(d) of this Agreement.

e. Business Relationships and Publicity. Seller will use its best efforts to preserve Company's reputation and its relationships with all Manufacturers, suppliers, customers and employees. To the extent requested by Buyer, Seller will cooperate with Buyer in connection with the transition of ownership of the Business from Seller to Buyer (such as joint advertising). No press release or other communication related to this Agreement shall be issued or made except as mutually agreed upon, and all parties will use their best efforts to maintain the confidentiality of the negotiations reflected herein.

f. Third Party Consents. Seller and Company will use their best efforts to assist Buyer in obtaining the Third Party Consents.

g. Financial Statements. On the earlier of (i) the first business day immediately following the day the Buyer delivers the Buyer's Closing Notice, or (ii) the date fifty (50) days after the Effective Date of this Agreement (the "Financial Statement Delivery Date"), Seller shall deliver to the Buyer complete and correct copies of the Company's unaudited balance sheets, statements of operations, cash flow statements, and detailed trial balance sheets for fiscal years ended December 31, 2006 and December 31, 2005, in each case certified as to accuracy and completeness by the President of the Company (collectively the "Financial Statements"); provided, however, in no event shall the Financial Statement Delivery Date be ealier then January 15, 2007. The Financial Statements shall be reported both on an annual and quarterly basis. The Financial Statements shall be prepared in accordance with GAAP and shall be complete and consistent with the books and records of the Company and present fairly the financial condition and results of operations as of the respective dates thereof and the respective periods then ended. On the Financial Statement Delivery Date, the Company's Financial Statements shall be attached hereto, via addendum, as Schedule 7.1.g.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.1 Conditions to Buyer's Obligations. All obligations of the Buyer to consummate the transactions contemplated hereunder are subject to the fulfillment in accordance with the provisions of this Agreement, on or prior to the Closing Date, of each of the following conditions, each of which may be waived in writing at the sole discretion of Buyer:

a. Representations and Warranties. All representations and warranties of Seller in this Agreement or in the Schedules or Exhibits attached hereto are correct and complete as of the Effective Date and shall be correct and complete as of the Closing Date, and all agreements to be performed hereunder by Seller or the Company at or prior to the Closing Date shall have been fully performed and all deliveries to be provided by the Seller or the Company at the Closing shall have been provided.

b. Certificate. Buyer shall have received a certificate dated as of the Closing Date and executed by the Seller, stating that (i) the representations and warranties of Seller made herein are correct and complete as of the Closing Date, (ii) no action, investigation or proceeding has been instituted or, to the best of Seller's knowledge, threatened, with respect to the Company Assets, the Business or this Agreement, (iii) Seller and the Company have complied with its agreements herein to be performed on or prior to the Closing Date, and (iv) since the Effective Date there has been no material adverse change in the assets, liabilities, business or prospects of the Business.

c. Consents to Assignments. Written consents to the assignment of Assumed Contracts and other assets included in the Company Assets as shall be required in order to effect a legal transfer thereof, and releases of all Liens thereon, each in form and substance satisfactory to counsel for Buyer, shall have been received (collectively, the "Third Party Consents").

d. Opinion of Counsel. Buyer shall have received opinions of counsel from the Seller in a form reasonably acceptable to the Buyer (the "Opinion of Counsel").

e. Litigation. No material action, investigation or proceeding shall have been instituted or threatened with respect to the Business, the Company Assets or this Agreement.

f. Related Agreement - Non-Compete, Non-Solicitation and Non-Disclosure Agreement. The Seller shall enter into and execute an Agreement Not to Compete which provides that the Seller shall agree, for the five year period following the Closing, not to compete with the Buyer or any of its Affiliates within a 250 mile radius of the existing or any future location of the Business, wherever located during the five (5) year period described above, and otherwise in a form reasonably acceptable to the Buyer.

g. Related Agreement - Employment Agreements.

[1] The Buyer and Ronald Masaracchio shall have entered into and executed the Employment Agreement in a form reasonably acceptable to the Buyer.

[2] The Buyer and Matthew Masaracchio shall have entered into and executed the Employment Agreement in a form reasonably acceptable to the Buyer.

[3] Notwithstanding the term of Ronald Masaracchio's employment agreement provided in this paragraph [1], Ronald Masaracchio shall continue to be employed by the Buyer at the Buyer's election until such time as Matthew Masaracchio shall be fully licensed to be the managing electrician of the Buyer, provided that Matthew Masaracchio shall be physically and mentally capable of being so licensed.

h. Real Property.

[1] Consent to Transfer. Seller shall have procured consent to change in ownership of the Company, if required under the Real Property Lease.

[2] Estoppel Certificate. Seller shall have procured an estoppel certificate from the landlord with respect to the Real Property Lease.

j. Financial Audit. The Seller's financial statements shall have been audited at Buyer's expense. The Buyer will diligently cause its independent certified public accountants to timely prepare such audited financial statements.

k. Seller Financing Documents. The form of the Promissory Note and Security Agreement shall be reasonably acceptable to the Buyer and the form of the Subordination Agreement shall be reasonably acceptable to the Buyer's senior lender.

l. Related Agreement - Release. A release in a form reasonably acceptable to the Buyer ("Release").

m. Related Agreement - Earnout Agreement. The parties shall have entered into an Earnout Agreement in a form consistent with the Letter of Intent dated November 6, 2006, as amended, and otherwise in a form acceptable to the Buyer (the "Earnout Agreement").

n. Judgments. As of the Closing Date, the Seller or the Company shall have satisfied each of the judgments set forth on Schedule 8.1.n. attached hereto.

8.2 Conditions to Seller's Obligations. All obligations of Seller hereunder are subject to the fulfillment in accordance with the provisions of this Agreement, on or prior to the Closing Date, of each of the following conditions, each of which may be waived at the sole discretion of Seller:

a. Representations and Warranties. All representations and warranties of Buyer hereunder are correct and complete as of the Effective Date and shall be correct and complete as of the Closing Date, and all agreements to be performed hereunder by Buyer at or prior to the Closing Date shall have been fully performed.

b. Certificate. Seller shall have received a certificate dated as of the Closing Date and executed by the Chief Executive Officer of Buyer, stating that (i) the representations and warranties of Buyer made herein are correct and complete as of the Closing Date, and (ii) no action, investigation or proceeding has been instituted or, to the best of Buyer's knowledge, threatened, for the stated purpose or with the probable effect of enjoining or preventing the consummation of the transactions contemplated by this Agreement.

c. Seller Financing Documents and Related Agreements. The form of the Promissory Note, Security Agreement, Subordination Agreement, the Opinion of Counsel, the employment agreements and non-compete agreements, the Release, and the Earnout Agreement shall all be in form reasonably acceptable to the Seller.

ARTICLE IX

PUBLICITY/ CONFIDENTIALITY

Prior to Closing, Buyer shall not, without the prior written consent of Seller, furnish the news media, industry associates, competitors, suppliers, customers, or third parties in general, other than required filings with governmental agencies, if any, with news releases, interviews, or other information relating in any way to the negotiations or sale herein agreed upon. Buyer agrees that the information learned in the course of its investigation of the Business and Company and written information received shall be treated as confidential information of the Seller. Buyer agrees that it will not, without the written consent of Seller, disclose or make use of any such confidential information. Notwithstanding the foregoing, the Buyer shall be permitted to include information about the Seller in its business plan and to disseminate that business plan to potential underwriters, investors or lenders, both public and private. If, for any reason, Buyer shall not acquire the Shares hereunder, Buyer shall return to the Seller all written materials received from Seller and shall continue to hold such proprietary, non-public information confidential except as may be required by law.

ARTICLE X

POST-CLOSING AGREEMENTS

10.1 Further Assurances. Seller agrees that, at any time and from time to time after the Closing Date, it will cooperate with the Buyer and execute and deliver to Buyer such further conveyances, assignments and other written assurances as Buyer may reasonably request in order to vest and confirm in Buyer, or its assignee, title to the Company Assets to be transferred, assigned and conveyed hereunder, including but not limited to all licenses, permits and franchise agreements. Following the Closing Date, Seller will provide without charge such explanations, descriptions and general information as Buyer may reasonably request with respect to the Company Assets.

10.2 Electrical Contractor's License. Unless waived by the Buyer in writing, the Seller shall continue to serve as the qualifying electrical contractor of the Company in the operation of the Business following the Closing Date, until such time as an electrical contractor license is issued to Matthew Masaracchio on behalf of and for use by the Buyer. During the time that Buyer uses Seller's electrical contractor's license, Seller shall take all actions necessary to ensure that the operations of the Business by Buyer are consistent with the laws, rules and regulations governing such electrical contractor's license. Buyer agrees to indemnify and hold Seller harmless from any and all claims resulting from Buyer's use of said electrical contractor's license. Seller further agrees to take all required actions and maintain, in full force and effect, its liability insurance and any other insurance required to be maintained in order to keep the electrical contractor's license in full force and effect.

10.3 Access to Books and Records Post-Closing. Buyer or Seller shall each have reasonable access to all books and records relating to the Company Assets during normal business hours for any proper purpose. Without the written consent of Buyer, on the one hand, or Seller on the other, for a period of five years from the Closing Date, Seller or Buyer, respectively, will not destroy or otherwise dispose of any books and records relating to the Company Assets without first giving the other party hereto reasonable notice thereof, and offering to surrender them to such other party. Within 45 days after the Closing Date, the Seller shall provide to the Buyer the Financial Statements for the periods immediately preceding the Closing Date, that have not otherwise been delivered prior to the Closing Date.

10.4 Future Litigation. If demand shall be made or suit shall be instituted against Buyer or Seller seeking payment or other performance of any contract, commitment or obligation of Company, Seller or Buyer, respectively, will provide such assistance and cooperation as shall be reasonably necessary for Buyer or Seller, respectively, to comply with or defend against such demand or suit.

10.5 Code Section 338(h)(10) Election. At Buyer's sole request, Seller and Buyer will join in making a timely election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended and any corresponding elections under state, local or foreign tax law (collectively the "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of the Company. Buyer shall pay any incremental taxes that the Seller is obligated to satisfy as a result of the Section 338(h)(10) Election in excess of taxes that would be due without such Section 338(h)(10) Election.

ARTICLE XI

INDEMNIFICATION

11.1 General Indemnification. Subject to the terms and conditions of this Article XI, the Seller shall indemnify, defend and hold Buyer (and any successor in interest), all Affiliates of Buyer (and any successor in interest), and all of Buyer's and Buyer's Affiliates' officers, directors and shareholders, harmless against and in respect of all actions, suits, losses, liabilities, damages, deficiencies, claims, demands, costs and expenses (including attorneys' fees and costs of investigation) which may arise after the Closing out of (i) any material breach of any warranty or any inaccuracy in any representation under or any nonperformance of any agreement of Seller pursuant to this Agreement; or (ii) any liability or obligation relating to the operation of the Business on or prior to the Closing Date which may be asserted against Buyer or the Company Assets (collectively "Claims" and individually a "Claim"), or require Buyer to satisfy or perform the same.

11.2 Notification. The Buyer shall, upon becoming aware or being put on notice of the existence of a Claim with respect to which it may be entitled to indemnification pursuant to this Article XI, promptly notify the Seller and Shareholder in writing of such matter.

11.3 Settlement and Defense of Claims. The Seller and/or Shareholder, as appropriate, shall have the right to settle at his own cost and expense all Claims which are susceptible of being settled or defended, and to defend, through counsel of his own choosing and at his own cost and expense, any third party action which may be brought in connection therewith; provided, that the Seller shall be required to keep the Buyer fully and currently informed of all settlement negotiations and of the progress of any litigation; and provided further that the Buyer shall have the right to fully participate in the defense or settlement of any Claim at his own expense.

11.4 Assumption by Indemnitee. Notwithstanding anything contained herein to the contrary, the Buyer may, by releasing the Seller from liability to him or it with respect to any Claim, take over and assume the settlement and defense of such Claim. For the protection of the Buyer, any release of the Seller pursuant to this Section 11.4 must be in writing and signed by the Buyer.

11.5 Setoff. Notwithstanding anything contained herein to the contrary, and as a non-exclusive alternative to the right of the Buyer to indemnification hereunder, and in addition to all other remedies provided by law, but subject to the provisions hereof and of Section 11.2, the Buyer has the absolute and unconditional right to set off the amount of any Claim against Seller against any amount due and owing from time to time from Buyer to Seller.

ARTICLE XII

MISCELLANEOUS

12.1 Effective Date. The date of this Agreement for purposes of measuring performance hereunder shall be regarded as the date on which the last one of the Seller, the Company and the Buyer has executed this Agreement as determined by the date beside each signature on the signature page hereof (the "Effective Date").

12.2 Correspondence. Seller authorizes and empowers Buyer after the Closing Date: (i) to open all mail and other communications addressed to the Business which are received by Buyer and (ii) to deal with the contents of such communications in a proper manner. Seller will promptly deliver to Buyer the original of any mail or other communication received by Seller after the Closing Date pertaining to the operations of the Business or the Company Assets and any monies, checks or other instruments of payment to which Buyer is entitled. Buyer will promptly deliver to Seller the original of any mail or other communication received by Buyer pertaining to the operation of the Business or the Company Assets prior to the Closing Date and any monies, checks or other instruments of payment to which Seller is entitled.

12.3 Survival of Warranties. All representations and warranties in this Agreement and the indemnification obligations shall survive: (i) for the applicable statute of limitations for tax, environmental, and product liability matters; and (ii) for a period of three years following the Closing Date for all other matters, notwithstanding any investigation by or on behalf of any party.

12.4 Brokerage Fees. The Seller shall be liable for any liability for brokerage or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated hereby.

12.5 Special Taxes. Seller shall be responsible for the payment of all state transfer, sales and other taxes, if any, required to be paid in connection with the sale, conveyance, transfer, assignment and delivery of any of the Shares.

12.6 Assignability. This Agreement shall not be assignable by Seller without the prior written consent of the Buyer, which consent may be unreasonably withheld. This Agreement may be assigned by Buyer, in whole or in part, without the consent of Seller, provided the Buyer provides the Seller with written notice of any such assignment, together with a copy of the executed assignment.

12.7 Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing (including facsimile transmission or similar writing) addressed:

If to Buyer to:

Alex Katz, President

MEDALLION ELECTRIC ACQUISITION CORPORATION

Post Office Box 2127

Jenkintown, PA 19046

Facsimile No. (215) 701-4550

with a copy to:

Brent A. Jones, Esquire

Bush Ross, P.A.

220 South Franklin Street

Tampa, Florida 33602

Facsimile No. (813) 223-9620

If to Seller to:

Ronald Masaracchio

[3700 NW 124th Avenue, Suite 114

Coral Springs, Florida 33065

Facsimile No. (954) 753-3878]

with a copy to:

Kristine M. Chapman, Esq

2000 Glades Rd

Ste 306

Boca Raton  FL  33431

Facsimile No. (561) 368-0709

Each notice, request, demand or other communication shall be effective and deemed to have been received (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and confirmation is received, (ii) if given by mail, the earlier of actual receipt or 72 hours after such communication is deposited in the mails with certified first class postage prepaid, addressed as aforesaid, (iii) if given by an overnight courier service of national recognition, the business day following the business day of deposit with such service, together with a proper airbill affixed, addressed as aforesaid and shipping charges prepaid or prearranged, or (iv) if given by any other means, when delivered to the aforesaid address. Either party may change the address to which notices are to be delivered to it by giving written notice of such other address to the other party. Any notice received after 5:00 p.m., Eastern Standard Time, shall be deemed received the following business day.

12.8 Severability; Amendments; Captions. The invalidity or unenforceability of any provision herein shall not affect the validity or enforceability of any other provision hereof. This Agreement shall not be modified, amended or terminated except by written agreement of both parties. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit, or amplify the provisions hereof.

12.9 Construction. The parties recognize that each party has had adequate opportunity to review the language of this Agreement and provide whatever input each party may deem appropriate, necessary or desirable. Each party acknowledges that all parties have drafted various portions of this Agreement and that the language of this Agreement adequately expresses the agreement among the parties. Each party waives the effect of any common law, statutory or judicial principal that would construe the language of the Agreement against the party which was actually responsible for the specific words used to express the mutual agreement of the parties.

12.10 Attorneys Fees. In the event of a default or dispute in any of the provisions hereunder which are resolved through arbitration or litigation, the prevailing party with respect to each such arbitration or litigation, in addition to all other remedies, shall be entitled to reasonable attorneys fees, expenses and costs incurred in enforcing this Agreement.

12.11 Choice of Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida.

12.12 Venue Venue for any legal action which may be brought thereunder shall be deemed to lie in the County of Broward, State of Florida.

12.13 Jurisdiction. The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this Agreement is subject to the jurisdiction of the courts in the State of Florida. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Florida court's having jurisdiction of any dispute between or among them. By entering into this Agreement, the parties, and each of them understand that they might be called upon to answer and defend a claim asserted in a Florida court.

12.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.15 Binding Effect. This Agreement shall inure to and be enforceable by, the Buyer and Seller as well as their respective successors and permitted assigns. Whenever used, the singular name shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

12.16 Business Day. The term "business day" shall not include weekends or legal holidays. In the event that the last day of any period of time specified in this Agreement shall fall on a weekend or legal holiday, such period of time shall be extended through 5:00 p.m., Eastern Standard Time, of the next business day.

[Signatures follow on next page]

[Signature page to Agreement for Purchase and Sale of Capital Stock]

In witness whereof, this Agreement has been executed by the parties hereto as of the dates stated below.

Witnesses: BUYER:

Sign: /s/ Braden Ferrari MEDALLION ELECTRIC ACQUISITION

Print: CORPORATION

Sign:/s/ Richard Kreger By: /s/ Alex Katz

Print:                                , President

Executed on December 22, 2006

Witnesses: COMPANY:

Sign: /s/ Michael R. Tilley MEDALLION ELECTRIC, INC.

Print:

Sign: /s/ Allison Hughes By:/s/ Ronald Massaracchio

Print: Name (print): Ronald Masaracchio

Title (print): President

Executed on 12-22-2006

SELLER:

Witnesses:

Sign:/s/ Michael R. Tilley /s/ Ronald Massaracchio

Print: Ronald Masaracchio

Sign: /s/ Allison Hughes Executed on 12-22-2006

Print:

FIRST AMENDMENT TO AGREEMENT FOR

PURCHASE AND SALE OF CAPITAL STOCK

This is the First Amendment dated February 23, 2007 (the "Amendment") to the Agreement for Purchase and Sale of Capital Stock (the "Purchase Agreement") dated December 22, 2006, by and between Medallion Electric Acquisition Corporation, a Florida corporation (the "Buyer"), and Ronald Masaracchio, the sole shareholder of Medallion Electric, Inc., a Florida corporation, as set forth on the signature page to the Purchase Agreement (the "Seller").

BACKGROUND INFORMATION

The Company and the Seller executed the Purchase Agreement, and now wish to amend the Purchase Agreement to revise the Closing Date (as defined in the Purchase Agreement), the payment of the Purchase Price (as defined in the Purchase Agreement), and amend the schedules to the Agreement. Accordingly, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

OPERATIVE PROVISIONS

    Section 1.1.c. Section 1.1.c. of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

    "The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 2:00 p.m. local time on the earlier of: (i) the date seven (7) business days after the Buyer provides written notice ("Buyer's Closing Notice") to the Seller that all of the conditions to consummate the transactions contemplated hereby have been satisfied or waived, or (ii) ninety (90) days after the Effective Date (as defined herein) of this Agreement (the "Closing Date"), at a location to be specified by the Seller within a fifty (50) mile radius of the Business, or at such other place, time or date as the parties hereto may mutually agree."

    Payment of Purchase Price. Sections 2.1.a. and 2.1.b. of the Purchase Agreement are hereby deleted in their entirety and replaced with the following:

    a. Payment Upon Closing. The Buyer shall pay to the Seller, by cashier's check or wire transfer of immediately available funds, an amount equal to $1,000,000.00 upon Closing;

    b. Payment Six Months After Closing. At the Closing, the Buyer shall deliver to the Seller a non-interest bearing promissory note (the "Promissory Note") providing for payment, by cashier's check or wire transfer of immediately available funds, of an amount equal to $1,500,000.00 on the six (6) month anniversary of the Closing (the "Deferred Purchase Price Payment"). The Deferred Purchase Price Payment shall be secured by a blanket lien on the assets of the Company (the "Security Agreement") perfected under Article 9 of the Uniform Commercial Code.

    Schedule 7.1.g. The audited financial statements for the years-ended December 31, 2004 and 2005 and the unaudited, reviewed financial statements for the nine-months-ended September 30, 2006 and the ten-months-ended October 31, 2006 attached hereto as Exhibit "A" are hereby incorporated into the Purchase Agreement as Schedule 7.1.g. and made part of the Financial Statements (as defined in the Purchase Agreement).

    Financial Statement Prepared In Accordance With GAAP. Seller represents that the Financial Statements have been prepared in accordance with GAAP and are complete and consistent with the books and records of the Company and present fairly the financial condition and results of operations as of the respective dates thereof and the respective periods then ended.

    Full Force and Effect of Remaining Terms. Except as set forth in this Amendment, the remaining terms and conditions of Purchase Agreement remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first written above.

    MEDALLION ELECTRIC ACQUISITION CORPORATION

    By: /s/ Alex Katz

    Alex Katz, President

    RONALD MASARACCHIO

    /s/ Ronald Massaracchio

    Ronald Masaracchio

    MEDALLION ELECTRIC, INC.

    By: /s/ Ronald Massaracchio

    Ronald Masaracchio, President

    SECOND AMENDMENT TO AGREEMENT FOR

    PURCHASE AND SALE OF CAPITAL STOCK

    This is the Second Amendment dated March 15, 2007 (the "Amendment") to the Agreement for Purchase and Sale of Capital Stock dated December 22, 2006, as amended by the First Amendment to Agreement for Purchase and Sale of Capital Stock dated February 23, 2007 (as amended, the "Purchase Agreement") by and between Medallion Electric Acquisition Corporation, a Florida corporation (the "Buyer"), and Ronald Masaracchio, the sole shareholder of Medallion Electric, Inc., a Florida corporation, as set forth on the signature page to the Purchase Agreement (the "Seller").

    BACKGROUND INFORMATION

    The Company and the Seller executed the Purchase Agreement, and now wish to amend the Purchase Agreement to revise the Closing Date (as defined in the Purchase Agreement). Accordingly, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

    OPERATIVE PROVISIONS

    Section 1.1.c. Section 1.1.c. of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

    The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 2:00 p.m. local time on the earlier of: (i) the date seven (7) business days after the Buyer provides written notice ("Buyer's Closing Notice") to the Seller that all of the conditions to consummate the transactions contemplated hereby have been satisfied or waived, or (ii) one-hundred and five (105) days after the Effective Date (as defined herein) of this Agreement (the "Closing Date"), at a location to be specified by the Seller within a fifty (50) mile radius of the Business, or at such other place, time or date as the parties hereto may mutually agree.

    Full Force and Effect of Remaining Terms. Except as set forth in this Amendment, the remaining terms and conditions of Purchase Agreement remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first written above.

    MEDALLION ELECTRIC ACQUISITION CORPORATION

    By: /s/ Alex Katz

    Alex Katz, President

    MEDALLION ELECTRIC, INC.

    By: /s/ Ronald Masaracchio

    Ronald Masaracchio, President

    THIRD AMENDMENT TO AGREEMENT FOR

    PURCHASE AND SALE OF CAPITAL STOCK

    This is the Third Amendment dated March 22, 2007 (the "Amendment") to the Agreement for Purchase and Sale of Capital Stock dated December 22, 2006, as amended by the First Amendment to Agreement for Purchase and Sale of Capital Stock dated February 23, 2007 and the Second Amendment to Agreement for Purchase and Sale of Capital Stock dated March 15, 2007 (as amended, the "Purchase Agreement") by and between Medallion Electric Acquisition Corporation, a Florida corporation (the "Buyer"), and Ronald Masaracchio, the sole shareholder of Medallion Electric, Inc., a Florida corporation, as set forth on the signature page to the Purchase Agreement (the "Seller").

    BACKGROUND INFORMATION

    The Company and the Seller executed the Purchase Agreement, and now wish to amend the Purchase Agreement to, among other things, revise the amount and timing of the payment of the Purchase Price (as defined in the Purchase Agreement), provide for a mortgage to Seller to secure certain obligations of Buyer under the Purchase Agreement, amend the timing of the working capital adjustment provided in the Purchase Agreement, clarify the tax obligations of Buyer and Seller, and provide for the delivery of the disclosures and ancillary documents required under the Purchase Agreement. Accordingly, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

    OPERATIVE PROVISIONS

    Payment of Purchase Price. Sections 2.1.a. and 2.1.b. of the Purchase Agreement are hereby deleted in their entirety and replaced with the following:

    a. Payment Upon Closing. The Buyer shall pay to the Seller, by cashier's check or wire transfer of immediately available funds, an amount equal to $500,000.00 upon Closing.

    b. Payment Sixty After Closing. At the Closing, the Buyer shall deliver to the Seller a promissory note (the "First Promissory Note") providing for payment, by cashier's check or wire transfer of immediately available funds, of an amount equal to $500,000.00 plus interest at a rate of prime plus one percent (1%) within sixty (60) days after the Closing (the "Second Purchase Price Payment"). Notwithstanding anything otherwise contained in the Purchase Agreement, the Second Purchase Price Payment shall not be subject to setoff under Section 11.5. hereof. In addition, as more fully described in Section 8.2.d., the Second Purchase Price shall be secured by a first priority mortgage on that certain North Carolina real property described on Exhibit "A" hereto and, until the Second Purchase Price Payment is made by the Buyer, such real property shall not be subject to further encumbrance without the prior written consent of the Seller.

    c. Payment Six Months After Closing. At the Closing, the Buyer shall deliver to the Seller a non-interest bearing promissory note (the "Second Promissory Note") providing for payment, by cashier's check or wire transfer of immediately available funds, of an amount equal to $1,500,000.00 on the six (6) month anniversary of the Closing (the "Deferred Purchase Price Payment"). The Deferred Purchase Price Payment shall be secured by a blanket lien on the assets of the Company (the "Security Agreement") perfected under Article 9 of the Uniform Commercial Code.

    Conditions to Seller's Obligations. Section 8.2. is hereby amended by adding immediately after Section 8.2.c. the following:

    d. Encumbrance of North Carolina Property to Secure Second Purchase Price Payment. Seller shall have received from Reliability, Inc., a Texas corporation, a first priority mortgage, in a form acceptable to Seller, on that certain North Carolina real property located at 3427 Industrial Drive, Durham, North Carolina 27704 and as more fully described on Exhibit "A" hereto, and a non-recourse guaranty from Reliability, Inc., in a form acceptable to Seller, of the Buyer's obligation to make the Second Purchase Price Payment as provided herein. Reasonable legal fees and closing costs, including title insurance and recording fees, incurred by the Seller in connection with the preparation of and closing on the foregoing mortgage shall be equally borne between the Buyer and Seller and satisfied at Closing.

    Deliveries at Closing. Section 4.5. is hereby amended by replacing "Buyer shall deliver (h) to the Seller" with "Buyer shall deliver (h), (i) and (j) to the Seller" and by adding immediately after Section 4.5.h. the following:

    i. Shares in Reliability, Inc. Seventy-five thousand (75,000) shares in Reliability, Inc., a Texas corporation, shall be delivered by Buyer to Seller or his designee(s), which shares shall be subject to an escrow agreement between Buyer and Reliability, Inc. pursuant to which, among other things, the shares will be held in escrow until Reliability, Inc. successfully raises two million dollars ($2,000,000.00) in additional equity and/or debt financing.

    j. Mortgage Loan Commitment. Buyer will provide Seller a copy of a commitment letter for a mortgage loan on the real property described in Section 8.2.d., subject to receipt of an appraisal and environmental audit, if requested by lender.

    Working Capital Adjustment. Section 2.2.a. of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

    a. Agreed Working Capital at Closing. Buyer acknowledges that customary dividends and distributions will be made by the Company to its shareholders between the Effective Date of this Agreement and the date of the Closing; provided, however, that the Company will maintain an agreed working capital amount of $800,000.00 as of Closing (the "Agreed Net Working Capital"). To the extent that the "Closing Net Working Capital" (as defined below) exceeds $800,000.00, such excess shall be added to the amount of the Deferred Purchase Price Payment to be paid pursuant to the Second Promissory Note. To the extent that the Closing Net Working Capital is less than $800,000.00, the amount by which the Closing Net Working Capital is less than $800,000.00 shall be subtracted from the amount of the Deferred Purchase Price Payment to be paid pursuant to the Second Promissory Note. For purposes of this Section 2.2(a), the "Closing Net Working Capital" shall be defined and calculated as of Closing as the "accounts receivable" (net of reserves) less the sum of (i) the "accounts payable" and (ii) the "accrued expenses" as such amounts are determined in accordance with Generally Accepted Accounting Principles ("GAAP").

    Code Section 1377 Election. Buyer and Seller consent to the Company's election under Code Sec. 1377(a)(2) and Reg. Section 1.1377-1(b) to have the income, losses, deductions credits and other tax attributes allocated as if the corporation's tax year ending December 31, 2007 consisted of two tax years, one year ending on the Closing Date and the other year ending on December 31, 2007. Seller shall be responsible for payment of all taxes related to the Company's operations prior to the Closing Date, and the Company shall be responsible for the payment of all taxes related to the Company's operations on or after the Closing Date.

    Disclosure Letter. Notwithstanding anything otherwise contained in the Purchase Agreement, on or before the Closing Date, Seller shall provide to Buyer a Disclosure Letter (the "Disclosure Letter") which includes all information otherwise required to be included in a "Schedule" to the Purchase Agreement, including: Schedule 1.2.m. (Company Contracts); Schedule 1.2.t. (Excluded Assets); Schedule 1.2.v. (Fixed Assets); Schedule 1.2.gg. (Proprietary Rights); Schedule 4.4. (Employees and Compensation); Schedule 6.1.f. (Permitted Liens); Schedule 6.1.j. (Litigation); Schedule 6.1.m. (Service Warranties); Schedule 6.1.p. (Insurance); Schedule 6.1.q. (Major Customers and Suppliers); Schedule 6.1.r. (Affiliated Transactions); Schedule 6.1.s. (Employee Benefit Plans); Schedule 7.1.g. (Financial Statements); Schedule 8.1.n. (Judgments) (collectively, the "Schedules"). The information in the Schedules shall be acceptable to Buyer.

    Conditions to Buyer's Obligations. Section 8.1. is hereby amended by adding immediately after Section 8.1.n. the following:

    o. Disclosures. All representations and warranties of Seller in the Disclosure Letter to be delivered to Buyer on or before the Closing Date shall be in a form and substance acceptable to Buyer, in its sole discretion, and are correct and complete as of the Effective Date and shall be correct and complete as of the Closing Date.

    Deliverables Letter. Notwithstanding anything otherwise contained in the Purchase Agreement, on or before the Closing Date, Buyer shall provide to Seller a Deliverables Letter which attaches all ancillary documents otherwise required to be delivered pursuant to the Purchase Agreement, including: the Earnout Agreement; the Employment Agreement for Ronald Masaracchio; the Employment Agreement for Matthew Masaracchio; the Non-Compete, Non-Solicitation and Non-Disclosure Agreement; the First Promissory Note; the Second Promissory Note and the Security Agreement (collectively, the "Ancillary Documents). Each of the Ancillary Documents shall be in a form agreeable to both Buyer and Seller.

    Full Force and Effect of Remaining Terms. Except as set forth in this Amendment, the remaining terms and conditions of Purchase Agreement remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first written above.

    MEDALLION ELECTRIC ACQUISITION CORPORATION

    By: /s/ Alex Katz

    Alex Katz, President

    RONALD MASARACCHIO

    /s/ Ronald Masaracchio

    Ronald Masaracchio

    MEDALLION ELECTRIC, INC.

    By: /s/ Ronald Masaracchio

    Ronald Masaracchio, President

    FOURTH AMENDMENT TO AGREEMENT FOR

    PURCHASE AND SALE OF CAPITAL STOCK

    This is the Fourth Amendment dated March ___, 2007 (the "Amendment") to the Agreement for Purchase and Sale of Capital Stock dated December 22, 2006, as amended by the First Amendment to Agreement for Purchase and Sale of Capital Stock dated February 23, 2007, the Second Amendment to Agreement for Purchase and Sale of Capital Stock dated March 15, 2007 and the Third Amendment to Agreement for Purchase and Sale of Capital Stock dated March 22, 2007 (as amended, the "Purchase Agreement") by and between Medallion Electric Acquisition Corporation, a Florida corporation (the "Buyer"), and Ronald Masaracchio, the sole shareholder of Medallion Electric, Inc., a Florida corporation, as set forth on the signature page to the Purchase Agreement (the "Seller").

    BACKGROUND INFORMATION

    The Company and the Seller executed the Purchase Agreement, and now wish to amend the Purchase Agreement to, among other things, revise the amount and timing of the payment of the Purchase Price (as defined in the Purchase Agreement) and provide for the Buyer's option to extend certain dates thereunder. Accordingly, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

    OPERATIVE PROVISIONS

    Payment of Purchase Price. Sections 2.1.b. and 2.1.c. of the Purchase Agreement are hereby deleted in their entirety and replaced with the following:

    b. Payment Six Months After Closing. At the Closing, the Buyer shall deliver to the Seller a promissory note (the "First Promissory Note") providing for payment, by cashier's check or wire transfer of immediately available funds, of an amount equal to $500,000.00 plus interest at a rate of prime plus one percent (1%) on the six (6) month anniversary of the Closing (the "Second Purchase Price Payment"). Notwithstanding anything otherwise contained in the Purchase Agreement, the Second Purchase Price Payment shall not be subject to setoff under Section 11.5. hereof. In addition, as more fully described in Section 8.2.d., the Second Purchase Price shall be secured by a first priority mortgage on that certain North Carolina real property described on Exhibit "A" hereto and, until the Second Purchase Price Payment is made by the Buyer, such real property shall not be subject to further encumbrance without the prior written consent of the Seller. The First Promissory Note shall have no additional security or guaranty and shall not be cross-collateralized or cross-defaulted to the Second Promissory Note (as defined in Section 2.1.c. below).

    c. Deferred Purchase Price Payment. At the Closing, the Buyer shall deliver to the Seller a promissory note (the "Second Promissory Note") providing for payment, by cashier's check or wire transfer of immediately available funds, of an amount equal to $1,500,000.00 plus interest at a rate of prime plus two percent (2%) (the "Deferred Purchase Price Payment") on the six (6) month anniversary of the Closing (the "Second Promissory Note Due Date"); provided, however, that the Buyer has the option in its sole discretion to extend the Second Promissory Note Due Date for one (1) month at a time and up to three (3) months in total by paying to the Seller, by cashier's check or wire transfer of immediately available funds, an amount equal to $10,000.00 for each month's extension on (i) the Second Promissory Note Due Date for the first month's extension, (ii) the one (1) month anniversary of the initial Second Promissory Note Due Date for the second month's extension, and (iii) the two (2) month anniversary of the initial Second Promissory Note Due Date for the third month's extension. The Deferred Purchase Price Payment shall be secured by a blanket lien on the assets of the Company (the "Security Agreement") perfected under Article 9 of the Uniform Commercial Code.

    Deliveries at Closing. Section 4.5.i. is hereby deleted in its entirety and replaced with the following:

    i. Shares in Reliability, Inc. One-hundred and twenty thousand (120,000) shares in Reliability Incorporated ("RI"), a Texas corporation, shall be delivered by Buyer to Seller or his designee(s), which shares shall be subject to an escrow agreement between Buyer and RI pursuant to which, among other things, the shares will be held in escrow in accordance with Section 6.7 of the Agreement of Merger and Plan of Reorganization dated April 1, 2007, by and among RI, Buyer, Reliability-Medallion, Inc., and the shareholders of the Buyer.

    Full Force and Effect of Remaining Terms. Except as set forth in this Amendment, the remaining terms and conditions of Purchase Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first written above.

MEDALLION ELECTRIC ACQUISITION CORPORATION

By: _____________________________

Alex Katz, President

RONALD MASARACCHIO

Ronald Masaracchio

MEDALLION ELECTRIC, INC.

By: _____________________________

Ronald Masaracchio, President